Exhibit 99.1

Recro Pharma Reports Second Quarter 2014 Financial Results

Commenced Phase IIb Clinical Trial of Dex-IN;

Top Line Data On Track For Year-End 2014

MALVERN, PA, August 12, 2014 – Recro Pharma, Inc. (Nasdaq: REPH), a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, initially for acute pain following surgery, today reported financial results for the second quarter ended June 30, 2014.

“During the second quarter, we made significant progress advancing our lead candidate Dex-IN, into a Phase IIb clinical trial and we believe we are on track to report top line data from this trial by the end of 2014,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “If approved, Dex-IN would be the first and only acute pain drug in its class and could provide an attractive, non-opioid, non-addictive alternative for patients experiencing acute pain following surgery.”

During the quarter, Recro Pharma announced dosing of the first patient in its Phase IIb clinical trial of Dex-IN for the treatment of acute pain following surgery. The Phase IIb trial is a randomized, multicenter double-blind, placebo-controlled study to evaluate the efficacy and safety of Dex-IN, the Company’s proprietary intranasal formulation of dexmedetomidine, in adult subjects undergoing bunionectomy surgery. The trial is expected to enroll approximately 150 to 200 subjects. The primary efficacy endpoint of the trial is the summed pain intensity difference over 48 hours. Additional efficacy endpoints include use of rescue medication, Patient Global Assessment of pain control, opioid consumption and side effects of opioid use.

Second Quarter Financial Results

As of June 30, 2014, Recro Pharma had cash and cash equivalents of $27.8 million. Recro Pharma believes its current cash and cash equivalents are sufficient to fund operations through the end of 2015.

For the three months ended June 30, 2014, Recro Pharma reported a net loss applicable to common shareholders of $2.8 million, or $0.36 per share, compared to a net loss of $0.8 million, or $4.97 per share, for the comparable period in 2013. The second quarter of 2013 includes accretion of Recro Pharma’s redeemable convertible preferred stock. For the six months ended June 30, 2014, Recro Pharma reported a net loss applicable to common shareholders of $9.2 million, or $1.94 per share, compared to a net loss of $1.3 million, or $8.27 per share, for the comparable period in 2013. The six months ended June 30, 2014 includes a $4.1 million non-cash beneficial conversion charge related to the conversion of our 8% Convertible Promissory Notes upon the closing of our initial public offering in March 2014.

Research and development expenses for the three months ended June 30, 2014 were $1.8 million, compared to $0.2 million for the same period in 2013. The increase was primarily due to the commencement of our Phase IIb clinical trial, associated manufacturing expenses and preclinical studies and commencement of management’s salaries and benefits associated with becoming a public company. Research and development expenses for the six months ended June 30, 2014 were $2.1 million, compared to $0.4 million for the same period in 2013.

General and administrative expenses for the three months ended June 30, 2014 were $1.0 million, compared to $0.2 million for the same period in 2013. The increase was mainly due to the commencement of management salaries, benefits and stock-based compensation; increased consulting, legal and accounting fees and increased directors and officers insurance associated with becoming a public company. General and administrative expenses for the six months ended June 30, 2014 were $1.6 million, compared to $0.3 million for the same period in 2013.

Interest expense for the second quarter of 2013 was $213,000 on our 8% Convertible Promissory Notes which were converted to common stock in March 2014 upon the closing of our initial public offering. For the six months ended June 30, 2014, interest expense was $4.3 million which included a non-cash interest charge of approximately $4.1 million for the conversion of the 8% Convertible Promissory Notes to common stock.

About Recro Pharma, Inc.

Recro Pharma is a clinical stage specialty pharmaceutical company developing non-opioid, non-addictive therapeutics for the treatment of pain, initially for acute pain following surgery. Recro Pharma’s lead product candidate, Dex-IN, is a proprietary intranasal formulation of dexmedetomidine and has completed a placebo controlled, proof of concept Phase Ib trial demonstrating effective pain relief. As Recro Pharma’s product candidates are not in the opioid class of drugs, the company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress while maintaining analgesic effect. If approved, Dex-IN would be the first and only approved acute pain drug in its class of drugs.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro Pharma’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual results to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the results and timing of the company’s Phase IIb clinical trial of Dex-IN and any future clinical and preclinical studies; the ability to obtain and maintain regulatory approval of product candidates, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the company’s ability to raise future financing for continued development; the performance of third-party suppliers and manufacturers; the company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of the company’s product candidates; and the successful implementation of the company’s strategy. In addition, the forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov.

RECRO PHARMA, INC.

Balance Sheets

(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$27,832,369	$12,828
Other receivables	—	38,418
Prepaid expenses	269,957	15,689
Deferred offering costs	—	784,177

Total current assets	28,102,326	851,112

Total assets	$28,102,326	$851,112

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Convertible notes payable	$—	$11,907,198
Accounts payable	400,245	434,244
Accrued expenses	937,335	589,532

Total current liabilities	1,337,580	12,930,974

Total liabilities	1,337,580	12,930,974

Series A redeemable convertible preferred stock, $ 0.01 par value. Authorized, 2,000,000 shares, issued and outstanding, 2,000,000 shares	—	5,880,037

Shareholders’ equity (deficit):

Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares, issued and outstanding, 7,707,600 shares at June 30, 2014 and 155,600 shares at December 31, 2013	77,076	1,556
Additional paid-in-capital	52,588,983	—
Accumulated deficit	(25,901,313)	(17,961,455)

Total shareholders’ equity (deficit)	26,764,746	(17,959,899)

Total liabilities and shareholders’ equity (deficit)	$28,102,326	$851,112

RECRO PHARMA, INC.

Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$1,837,172	$245,191	$2,064,170	$359,163
General and administrative	958,632	203,554	1,605,260	295,218

Total operating expenses	2,795,804	448,745	3,669,430	654,381

Other income (expense):
Interest income	2,276	17	2,491	20
Interest expense	—	(212,591)	(4,272,919)	(415,761)

	2,276	(212,574)	(4,270,428)	(415,741)

Net loss	(2,793,528)	(661,319)	(7,939,858)	(1,070,122)

Accretion of redeemable convertible preferred stock and deemed dividend	—	(112,590)	(1,270,057)	(216,873)

Net loss applicable to common shareholders	$(2,793,528)	$(773,909)	$(9,209,915)	$(1,286,995)

Basic and diluted net loss per common share	$(0.36)	$(4.97)	$(1.94)	$(8.27)

Weighted average basic and diluted common shares outstanding.	7,707,600	155,600	4,745,213	155,600

Unaudited pro forma net loss			$(3,666,939)

Unaudited pro forma net loss per share (1)			$(0.61)

Unaudited pro forma weighted average basic and diluted common shares outstanding (1)			6,001,517

(1)	Assumes the conversion of all outstanding shares of convertible preferred stock and convertible promissory notes into shares of common stock as of the beginning of the period or the date of issuance and related adjustment to eliminate interest expense on the convertible promissory notes and accretion of deemed dividends on the preferred stock.

CONTACT:	Recro Pharma, Inc.
Charles T. Garner
Chief Financial Officer
(484) 395-2425

Media and Investors:

Argot Partners
Susan Kim
(212) 600-1902
susan@argotpartners.com